Exhibit 99.1

Weyco Reports First Quarter Sales and Earnings

          MILWAUKEE, May 1 /PRNewswire-FirstCall/ -- Weyco Group, Inc. (Nasdaq: WEYS), today announced financial results for the quarter ended March 31, 2006.

          Net earnings grew approximately 2% to $5.3 million, up from $5.2 million in 2005.  Diluted earnings per share increased to $.44 per diluted share in 2006 from $.43 per diluted share in 2005.

          Net sales were $59.3 million, up 3%, compared with $57.8 million in 2005. Sales in the wholesale division, which include wholesale sales and licensing revenues, were $52.3 million compared with $51.1 million in 2005.  Wholesale sales were $51.2 million in 2006, up 3% from $49.9 million in 2005 . Licensing revenues were $1.1 million compared with $1.2 million in 2005.

          In the wholesale division, net sales of the Company’s Florsheim and Nunn Bush brands were up 7% and 3%, respectively, and Stacy Adams was down 2% for the quarter.  The increase of 7% in the Florsheim division was achieved despite the loss of approximately $1 million in sales of the FLS sub-brand following the Company’s decision last year to discontinue FLS in the United States.  Sales of other Florsheim products for the first quarter were up 16%. The Company estimates that the effect on total Florsheim sales in future quarters resulting from the discontinuance of FLS will be $1.8 million.  The increase in the Nunn Bush division this quarter was driven by the solid performance of its Comfort Gel products, while the decrease at Stacy Adams was due to soft sales in its SAO casual sub brand.

          Retail sales were $7.0 million for the first quarter of 2006, up 4% from $6.7 million in 2005.  This was primarily due to the addition of four new stores since last year.  Same store sales were flat for the quarter.

          Operating earnings were $8.2 million, down 2% from $8.4 million in 2005. Operating earnings as a percent of net sales were 13.8% in 2006 and 14.5% in 2005.  Higher interest income and a lower effective tax rate offset the decrease in operating earnings, resulting in the 2% increase in net earnings.

          “Overall, we are encouraged by our solid performance on the wholesale side of the business,” stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group. “We are especially pleased with the growth in our Florsheim brand as our increase was driven by strong acceptance of our new product initiatives.”

          Weyco Group will host a conference call on Tuesday, May 2, 2006, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail.  To participate in the call please dial (866) 578-5788 or (617) 213- 8057, referencing passcode #19462382, five minutes before the start of the call.  A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010 or (617) 801-6888, referencing passcode #82988819.  Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at http://www.weycogroup.com .

          Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush and Stacy Adams.  The Company also operates a small number of retail stores in the U.S. and Europe.

          This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC.   Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
For the three months ended March 31, 2006 and 2005

	2006	2005

NET SALES	$59,288,211	$57,830,807
COST OF SALES	38,255,321	37,209,141
Gross earnings	21,032,890	20,621,666
SELLING AND ADMINISTRATIVE EXPENSES	12,826,628	12,212,283
Earnings from operations	8,206,262	8,409,383
INTEREST INCOME	461,859	145,306
INTEREST EXPENSE	(178,822)	(73,268)
OTHER INCOME AND EXPENSE, net	(5,270)	(21,859)
Earnings before provision for income taxes	8,484,029	8,459,562
PROVISION FOR INCOME TAXES	3,175,000	3,260,000
Net earnings	$5,309,029	$5,199,562
WEIGHTED AVERAGE SHARES*
Basic	11,577,837	11,526,611
Diluted	12,081,328	11,978,328
EARNINGS PER SHARE*
Basic	$.46	$.45
Diluted	$.44	$.43
CASH DIVIDENDS PER SHARE*	$.07	$.055

*All share and per share amounts have been adjusted to reflect the two-for-one stock split distributed to shareholders on April 1, 2005.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31 2006	December 31 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,208,872	$22,780,913
Marketable securities, at amortized cost	875,221	875,317
Accounts receivable, net	36,930,184	27,843,048
Inventories	31,381,958	38,548,602
Deferred income tax benefits	1,310,877	1,174,235
Prepaid expenses and other current assets	1,074,607	1,424,858
Total current assets	84,781,719	92,646,973
MARKETABLE SECURITIES, at amortized cost	38,778,497	30,290,089
OTHER ASSETS	14,190,162	14,252,604
PLANT AND EQUIPMENT, net	27,182,939	27,440,762
TRADEMARK	10,867,969	10,867,969
	$175,801,286	$175,498,397
LIABILITIES & SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$9,492,934	$9,552,504
Accounts payable	7,120,728	12,222,907
Dividend payable	810,252	810,241
Accrued liabilities	5,271,531	6,106,107
Accrued income taxes	3,025,103	1,221,423
Total current liabilities	25,720,548	29,913,182
LONG-TERM PENSION LIABILITY	3,731,562	3,672,312
DEFERRED INCOME TAX LIABILITIES	5,247,031	5,344,702
SHAREHOLDERS’ INVESTMENT:
Common stock	8,991,283	8,979,243
Class B common stock	2,594,491	2,595,031
Capital in excess of par value	3,848,595	3,437,697
Reinvested earnings	125,385,643	121,334,722
Accumulated other comprehensive income	282,133	221,508
Total shareholders investment	141,102,145	136,568,201
	$175,801,286	$175,498,397

CONSOLIDATED STATEMENTS
OF CASH FLOWS (Unaudited)
For the three months ended March 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,309,029	$5,199,562
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	543,631	572,384
Amortization	15,576	13,481
Deferred income taxes	(234,313)	832,810
Pension expense	298,251	221,151
Loss on sale of assets	13	1,017
Increase in cash surrender value of life insurance	(125,535)	(111,000)
Changes in operating assets and liabilities -
Accounts receivable	(9,087,136)	(6,693,305)
Inventories	7,166,644	12,495,982
Prepaids and other current assets	353,227	447,716
Accounts payable	(5,102,179)	266,174
Accrued liabilities and other	(832,671)	(3,500,302)
Accrued income taxes	1,803,680	1,495,668
Net cash provided by operating activities	108,217	11,241,338
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(9,084,960)	(2,905,250)
Proceeds from maturities of marketable securities	581,072	1,686,388
Purchase of plant and equipment	(282,097)	(239,799)
Proceeds from sales of plant and equipment	996	510
Net cash used for investing activities	(8,784,989)	(1,458,151)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(810,241)	(631,351)
Shares purchased and retired	(471,606)	(285,025)
Proceeds from stock options exercised	289,467	963,429
Repayments under revolving credit agreement	(59,570)	(1,347,581)
Income tax benefit from the exercise of stock options	156,681	—
Net cash used for financing activities	(895,269)	(1,300,528)
Net (decrease) increase in cash and cash equivalents	(9,572,041)	8,482,659
CASH AND CASH EQUIVALENTS at beginning of period	$22,780,913	$10,514,707
CASH AND CASH EQUIVALENTS at end of period	$13,208,872	$18,997,366
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$1,201,281	$938,949
Interest paid	$182,770	$109,254

SOURCE  Weyco Group, Inc.
          -0-                                                                       05/01/2006
          /CONTACT: John Wittkowske, Senior VP and CFO, of Weyco Group,
+1-414-908-1880/
          /Web site:  http://www.weycogroup.com /